Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7502 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Sherry Edwards Dopp (703) 247-7502 SDopp@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Reports Net Income of $19.7 Million for the First Half of

2004, Up 10% from 2003

ARLINGTON, VA – August 4, 2004 – MCG Capital Corporation (Nasdaq: MCGC) today announced its results for the six months and quarter ended June 30, 2004.

Highlights:

•	YTD 2004 operating income of $45.0 million, up 18%, and Q2 operating income of $22.8 million, up 16% from prior year

•	YTD 2004 net operating income of $22.3 million, down 1%, and Q2 net operating income of $12.5 million, up 7% from prior year

•	Q2 net income of $17.6 million, up 96% from prior year

•	Q2 2004 total gross originations of $104.5 million and net investment growth of $74.0 million

We invite interested parties to join our analyst call today at 1:30 p.m. ET for a further discussion of our second quarter 2004 financial results. The dial-in number for the call is (800) 361-0912. International callers should dial (913) 981-5559. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the August 4, 2004, Conference Call to access the call. A recording of the call will be available through August 10, 2004. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 112132. The replay will also be available via MCG’s website. Financial information provided in the analyst call will be available on our website at mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

August 4, 2004

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2004	2003	2004	2003
Operating income
Interest and dividend income	$18,793	$18,756	$37,282	$36,584
Advisory fees and other income	3,991	880	7,707	1,591

Total operating income	22,784	19,636	44,989	38,175
Operating expenses
Interest expense	2,065	2,281	4,168	4,728
Employee compensation:
Salaries and benefits	3,343	2,157	6,228	4,041
Long-term incentive compensation (a)	2,128	1,501	7,679	3,027

Total employee compensation	5,471	3,658	13,907	7,068
General and administrative expense	2,774	2,013	4,599	3,749

Total operating expenses	10,310	7,952	22,674	15,545

Net operating income (b)	$12,474	$11,684	$22,315	$22,630

Net operating income per share	$0.31	$0.39	$0.58	$0.75

Following is a reconciliation of net operating income to distributable net operating income (c):

Net operating income (b)	$12,474	$11,684	$22,315	$22,630
Long-term incentive compensation (a)	2,128	1,501	7,679	3,027

Distributable net operating income (c)	$14,602	$13,185	$29,994	$25,657

Distributable net operating income per share (d)	$0.36	$0.42	$0.76	$0.82

(a)	Includes non-cash amortization expense associated with the modification of the forfeiture restrictions on certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 710 and 1,137 for the three months ended June 30, 2004 and 2003, respectively, and 810 and 1,164 for the six months ended June 30, 2004 and 2003, respectively. These shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

MCG Capital Corporation

Press Release

August 4, 2004

DETAILED FINANCIAL RESULTS

YTD 2004 to 2003 comparison

Total operating income increased 18% from $38.2 million for the first six months of 2003 to $45.0 million for first six months of 2004. The change in operating income was made up of:

•	Decrease due to average asset decline – ($1.7 million)

•	Decrease due to contracted spread over LIBOR – ($1.4 million), of this amount ($1.2 million) relates to the origination of loans in diversified sectors

•	Decrease due to lower LIBOR income – ($0.2 million)

•	Net increase in loan fee and dividend income – $4.0 million

•	Increase in advisory fees and other income – $6.1 million

Total operating expenses increased 46% from $15.5 million for the first six months of 2003 to $22.7 million for the first six months of 2004. The increase in operating expenses was primarily due to:

•	Decrease in interest expense – ($0.5 million)

•	Increase in total employee costs of $6.8 million – including an increase in the form of long-term incentive compensation of $4.7 million (relates primarily to non-cash amortization expense resulting from the modification of the forfeiture restrictions on certain restricted shares), salary and benefits of $1.3 million (relates primarily to salary and benefits of employees of our subsidiary, Kagan Research, LLC, which we acquired in the first quarter of 2004), and variable annual incentive compensation of $0.8 million

•	Increase in general and administrative expense - $0.9 million primarily due to expenses associated with Kagan Research, LLC

NOI for the first six months of 2004 totaled $22.3 million, a 1% decrease from the prior year comparative period of $22.6 million.

Distributable NOI (NOI excluding long-term incentive compensation) for the first six months of 2004 totaled $30.0 million, a 17% increase from $25.7 million for the prior year comparative period.

Net investment losses totaled $2.6 million for the first six months of 2004, a decrease of 46% from $4.7 million for the first six months of 2003.

Net income amounted to $19.7 million for the first six months of 2004, an increase of 10% from $17.9 million for the first six months of 2003. However, earnings per share decreased from $0.59 to $0.51 due primarily to a higher number of shares outstanding during the first six months of 2004.

Q2 2004 to Q2 2003 comparison

Q2 total operating income increased 16% from $19.6 million for the second quarter of 2003 to $22.8 million for the second quarter of 2004. The change in operating income was made up of:

•	Increase in advisory fees and other income – $3.1 million

•	Increase due to an increase in average assets – $0.1 million

MCG Capital Corporation

Press Release

August 4, 2004

•	Decrease due to a contraction in spread over LIBOR – ($2.3 million), of this amount ($0.9 million) relates to the origination of loans in diversified sectors

•	Increase due to higher LIBOR income - $0.1 million

•	Net increase in loan fee and dividend income – $2.2 million

Q2 total operating expenses increased 30% from $8.0 million for the second quarter of 2003 to $10.3 million for the second quarter of 2004. The increase in operating expenses was primarily due to:

•	Increase in total employee costs of $1.8 million – including an increase in the form of long-term incentive compensation of $0.6 million (relates primarily to non-cash amortization expense resulting from the modification of the forfeiture restrictions on certain restricted shares), salary and benefits of $1.0 million (relates primarily to salary and benefits of employees of our subsidiary, Kagan Research, LLC, which we acquired in the first quarter of 2004), and variable annual incentive compensation of $0.2 million

•	Decrease in interest expense of ($0.2 million)

•	Increase in general and administrative expense - $0.7 million primarily due to expenses associated with Kagan Research, LLC

NOI for the quarter ended June 30, 2004 totaled $12.5 million, an increase of $0.8 million or 7% from the prior year comparative quarter as a result of the factors described above.

Distributable NOI (DNOI) (NOI excluding long-term incentive compensation) for the quarter ended June 30, 2004 totaled $14.6 million, an increase of $1.4 million or 11% from the prior year comparative quarter. Following is a comparison of quarterly dividend and DNOI for the first two quarters of 2004 and the four quarters of 2003 given the actual share count on the record date for the dividend: (See Selected Historical Operating Data – Quarterly under Additional Financial Details)

	2004		2003
	Q2	Q1	Q4	Q3	Q2	Q1
DNOI per share - record date shares	$0.38	$0.40	$0.38	$0.43	$0.42	$0.40
Dividends per share	$0.42	$0.42	$0.42	$0.42	$0.41	$0.40

Net investment gains totaled $5.2 million for the second quarter of 2004 compared to $2.7 million of net investment losses for the second quarter of 2003.

Net income amounted to $17.6 million for the quarter ended June 30, 2004 compared to $9.0 million for the second quarter of 2003. Earnings per share increased to $0.44 from $0.30 primarily due to the change in net investment gains and losses.

Credit quality At June 30, 2004 there were $0.1 million of loans, or 0.02% of the investment portfolio, greater than 60 days past due compared to $0.1 million of loans, or 0.01%, at March 31, 2004. At June 30, 2004, $11.2 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.5% of the investment portfolio. At March 31, 2004, $9.8 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.4% of the investment portfolio.

Business activity for the second quarter of 2004 included investments in new portfolio companies totaling $82.1 million and several follow on investments in existing customers totaling $22.4 million. Net growth in the investment portfolio totaled $74.0 million for the second quarter from $699.5 million at March 31, 2004 to $773.5 million at June 30, 2004.

MCG Capital Corporation

Press Release

August 4, 2004

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	June 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$58,419	$60,072
Cash, securitization accounts	31,165	33,434
Investments at fair value
Commercial loans (cost of $674,243 and $615,253, respectively)	663,336	605,551
Investments in equity securities (cost of $125,349 and $112,850, respectively)	110,190	93,391
Unearned income on commercial loans	(14,578)	(16,416)

Total investments	758,948	682,526
Interest receivable	5,392	5,717
Other assets	12,785	9,166

Total assets	$866,709	$790,915

Liabilities
Borrowings	$322,806	$304,131
Interest payable	868	1,185
Dividends payable	16,268	16,267
Other liabilities	6,499	5,382

Total liabilities	346,441	326,965

Commitments and contingencies

Stockholders’ Equity

Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 43,047 issued and outstanding on June 30, 2004 and 38,732 issued and outstanding on December 31, 2003	430	387
Paid-in capital	601,976	529,168
Stockholder loans	(5,139)	(5,293)
Unearned compensation - restricted stock	(9,950)	(4,911)
Distributions in excess of earnings	(40,983)	(26,240)
Net unrealized depreciation on investments	(26,066)	(29,161)

Total stockholders’ equity	520,268	463,950

Total liabilities and stockholders’ equity	$866,709	$790,915

MCG Capital Corporation

Press Release

August 4, 2004

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$12,856	$17,077	$25,176	$33,402
Affiliate investments (5% to 25% owned)	767	1,130	1,652	2,085
Control investments (more than 25% owned)	5,170	549	10,454	1,097

Total interest and dividend income	18,793	18,756	37,282	36,584
Advisory fees and other income
Non-affiliate investments (less than 5% owned) and other income	2,489	880	4,108	1,591
Control investments (more than 25% owned)	1,502	—	3,599	—

Total advisory fees and other income	3,991	880	7,707	1,591

Total operating income	22,784	19,636	44,989	38,175

Operating expenses
Interest expense	2,065	2,281	4,168	4,728
Employee compensation:
Salaries and benefits	3,343	2,157	6,228	4,041
Long-term incentive compensation	2,128	1,501	7,679	3,027

Total employee compensation	5,471	3,658	13,907	7,068
General and administrative expense	2,774	2,013	4,599	3,749

Total operating expenses	10,310	7,952	22,674	15,545

Net operating income before investment gains and losses	12,474	11,684	22,315	22,630

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	84	(1,843)	1,988	(10,142)
Control investments (more than 25% owned)	(7,658)	—	(7,658)	(11,397)

Total net realized gains (losses) on investments	(7,574)	(1,843)	(5,670)	(21,539)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	3,368	3,656	(125)	18,735
Affiliate investments (5% to 25% owned)	(1,947)	1,570	(3,367)	1,744
Control investments (more than 25% owned)	11,322	(6,078)	6,587	(3,684)

Total net change in unrealized appreciation (depreciation) on investments	12,743	(852)	3,095	16,795

Net investment gains (losses)	5,169	(2,695)	(2,575)	(4,744)

Net income	$17,643	$8,989	$19,740	$17,886

Earnings per common share basic and diluted	$0.44	$0.30	$0.51	$0.59
Cash dividends declared per common share	$0.42	$0.41	$0.84	$0.81
Weighted average common shares outstanding	39,650	30,121	38,736	30,095
Weighted average common shares outstanding and dilutive common stock equivalents	39,680	30,121	38,804	30,095

MCG Capital Corporation

Press Release

August 4, 2004

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data – Quarterly

	2004		2003
(dollars and shares in thousands)	Qtr2	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
Net operating income (a)	$12,474	$9,841	$13,225	$11,740	$11,684	$10,946
Net operating income per share	$0.31	$0.26	$0.35	$0.36	$0.39	$0.36
Net operating income (a)	$12,474	$9,841	$13,225	$11,740	$11,684	$10,946
Long-term incentive compensation (b)	2,128	5,551	1,561	1,759	1,501	1,526

Distributable net operating income (DNOI) (c)	$14,602	$15,392	$14,786	$13,499	$13,185	$12,472

DNOI per share - period end shares (d)	$0.34	$0.40	$0.38	$0.35	$0.42	$0.40
DNOI per share - average shares (e)	$0.36	$0.40	$0.38	$0.40	$0.42	$0.40
DNOI per share - record date shares (f)	$0.38	$0.40	$0.38	$0.43	$0.42	$0.40
Dividends per share	$0.42	$0.42	$0.42	$0.42	$0.41	$0.40

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(b)	Includes non-cash amortization expense associated with the modification of the forfeiture restrictions on certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is based on end of period total shares outstanding
(e)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 710, 910, 1,024, 1,078, 1,137, and 1,192 for the three months ended June 30, 2004, March 31, 2004, and December 31, September 30, June 30, and March 31, 2003, respectively. These shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.
(f)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

August 4, 2004

Discussion of Operations

Total operating income for the second quarter of 2004 was $22.8 million, an increase of $3.1 million or 16% compared to the second quarter of 2003. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income of $18.8 million for the second quarter of 2004 increased by less than 1% from the second quarter of 2003. An increase in dividend income was offset by a decrease in interest income on loans. The increase in dividend income was primarily related to dividends on preferred stock of one of our control investments, Bridgecom Holdings, Inc. The decrease in interest income on loans was due primarily to a lower average yield on the loan portfolio. The lower yield is the result of investment activity which includes originating some loans in diversified sectors (including sectors other than communications, information services, media and technology) and the impact of nonaccrual loans. The loans in diversified sectors are generally lower risk and yield lower interest rates, which accounted for approximately $0.9 million of the change in spread. We have originated these loans to enhance our diversification to reduce overall portfolio risk and to achieve better execution on our debt financing. Although loans increased from $597.1 million at June 30, 2003 to $674.2 million at June 30, 2004, the average loan balance and interest income for the second quarter of 2004 did not reflect the full impact of the growth due to the concentration of 2004 origination activity toward the end of the period. Advisory fees and other income increased $3.1 million from the second quarter of 2003 to the second quarter of 2004 due primarily to research revenues from our subsidiary Kagan Research, LLC, which we acquired in the first quarter of 2004, and management fees from one of our control investments, Bridgecom Holdings, Inc.

Total operating income for the first six months of 2004 was $45.0 million, an increase of $6.8 million or 18% compared to the first six months of 2003. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income of $37.3 million for the first six months of 2004 increased 2% from the first six months of 2003. An increase in dividend income was partially offset by a decrease in interest income on loans. The increase in dividend income was primarily related to dividends on preferred stock of one of our control investments, Bridgecom Holdings, Inc. The decrease in interest income on loans was due partially to a lower average loan balance during the 2004 period compared to the 2003 period and a lower average yield on the loan portfolio. The lower yield is primarily attributable to investment activity which includes originating some loans in diversified sectors. These loans generally are lower risk and yield lower interest rates, which accounted for approximately $1.2 million of the change in spread. We have originated these loans to enhance our diversification to reduce overall portfolio risk and to achieve better execution on our debt financing. Although loans increased from $597.1 million at June 30, 2003 to $674.2 million at June 30, 2004, the average loan balance and interest income for the first six months of 2004 did not reflect the full impact of the growth due to the concentration of 2004 origination activity toward the end of the period. Advisory fees and other income increased $6.1 million from the first six months of 2003 to the first six months of 2004 due to an increase in advisory services provided to new and existing customers compared to the prior year’s period, research revenues from Kagan Research, LLC and management fees from one of our control investments, Bridgecom Holdings, Inc.

Total operating expenses for the second quarter of 2004 were $10.3 million, an increase of $2.4 million or 30% compared to the second quarter of 2003. Total operating expenses for the first six months of 2004 were $22.7 million, an increase of $7.1 million or 46% compared to the first six months of 2003. Total operating expenses are comprised of three components: (1) interest expense, (2) salaries and benefits and general and administrative expenses, and (3) long-term incentive compensation.

Interest expense declined by 9% to $2.1 million in the second quarter of 2004 compared to $2.3 million in the second quarter of 2003 and interest expense declined by 12% to $4.2 million for the first six months of 2004 compared to $4.7 million for the first six months of 2003. The decrease in both periods is primarily attributable to a decrease in average borrowings.

MCG Capital Corporation

Press Release

August 4, 2004

Salaries and benefits and general and administrative expenses increased 47% from $4.2 million in the second quarter of 2003 to $6.1 million in the second quarter of 2004. For the first six months of 2004 compared to the same period in 2003, these expenses increased 39% from $7.8 million in 2003 to $10.8 million in 2004. In comparing both the quarter and year-to-date periods, the increases are primarily due to higher variable annual incentive compensation expense and salaries and benefits and general and administrative expenses associated with Kagan Research, LLC.

Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and the treatment of dividends on all shares securing employee loans as compensation. During the first quarter of 2004, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers. Long-term incentive compensation totaled $2.1 million and $7.7 million for the second quarter and first six months of 2004, respectively, compared to $1.5 million and $3.0 million for the second quarter and first six months of 2003, respectively. The increases in long-term incentive compensation are primarily due to the modification made during the first quarter of 2004.

Net operating income before investment gains and losses (NOI) for the quarter ended June 30, 2004 totaled $12.5 million, an increase of 7% compared with $11.7 million for the same quarter of 2003. NOI for the six months ended June 30, 2004 totaled $22.3 million, a decrease of 1% compared with $22.6 million for the six months ended June 30, 2003.

Distributable NOI, which is NOI excluding the long-term incentive compensation expense, totaled $14.6 million for the second quarter of 2004, up 11% from $13.2 million for the second quarter of 2003. Distributable NOI for the six months ended June 30, 2004 totaled $30.0 million, up 17% from $25.7 million for the same period of 2003.

Net investment gains (losses) totaled $5.2 million and ($2.6) million for the second quarter and first six months of 2004, respectively, compared to ($2.7) million and ($4.7) million for the same respective periods of 2003. Net investment gains for the second quarter of 2004 were primarily attributable to gains and appreciation on investments in the Information Services and Newspapers industries, partially offset by losses and depreciation primarily in the Security Alarm and Publishing industries. Net investment losses for the first six months of 2004 related primarily to losses and depreciation in the Security Alarm, Technology and Publishing industries partially offset by gains and appreciation in the Information Services and Newspaper industries.

Net income totaled $17.6 million for the quarter ended June 30, 2004 compared to $9.0 million for the quarter ended June 30, 2003. For the six months ended June 30, 2004, net income totaled $19.7 million compared to $17.9 million for the same period in 2003.

MCG Capital Corporation

Press Release

August 4, 2004

Asset Quality

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of June 30, 2004 and March 31, 2004 (excluding unearned income):

Distribution of Portfolio by Investment Rating

(in thousands)

(dollars in thousands)	June 30, 2004		March 31, 2004
Investment Rating	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio

1	$238,097	30.8%	$238,102	34.0%
2	328,947	42.5%	248,851	35.6%
3	141,208	18.3%	145,538	20.8%
4	62,978	8.1%	61,322	8.8%
5	2,296	0.3%	5,750	0.8%

	$773,526	100.0%	$699,563	100.0%

1	Capital gain expected or realized
2	Full return of principal and interest or dividend expected with customer performing in accordance with plan
3	Full return of principal and interest or dividend expected but customer requires closer monitoring
4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment
5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

MCG Capital Corporation

Press Release

August 4, 2004

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Currently, our portfolio consists primarily of companies in the communications, information services, media and technology, including software and technology-enabled business services, industry sectors. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including without limitation (1) economic downturns or recessions may impair our customers’ ability to repay our loans and increase our non-performing assets, (2) economic downturns or recessions may disproportionately impact the industry sectors in which we concentrate, causing us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.